Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”), dated as of January 15, 2021 (the “Closing Date”), is entered into by and among (i) CAD Enterprises, Inc., an Arizona corporation (“Buyer”), and (ii) Francis Park, LLC, an Ohio limited liability company, and Mary Crawford, an individual (each, a “Seller” and together, the “Sellers”). Certain capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Exhibit A.

WHEREAS, each Seller desires to sell, and Buyer desires to purchase, all of the Membership Interests owned by such Seller (collectively, the “Interests”) of KT Acquisition LLC dba KomTek Forge, a Massachusetts limited liability company (the “Company”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the mutual representations, warranties and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and the Sellers hereby agree as follows:

SECTION 1

SALE AND PURCHASE OF THE INTERESTS

1.1 Sale and Purchase of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, each Seller hereby sells, transfers and delivers the Interests to Buyer, and Buyer hereby purchases the Interests from Sellers, in each case, free and clear of all Liens.

1.2 Purchase Price. The purchase price (the “Purchase Price”) for the Interests shall consist of the following:

(a) the Cash Payment (as defined in Section 1.3(a));

(b) Buyer’s assumption of (i) that certain Revolving Note, dated January 21, 2014, issued by the Company in favor of First Francis Company, Inc. in the original principal amount of $1,500,000.00 (as amended by that certain First Amendment to Revolving Note dated December 31, 2014, the “2014 Revolving Note”), and (ii) that certain Revolving Promissory Note, dated April 31, 2014, issued by the Company in favor of First Francis Company, Inc. in the original principal amount of $1,000,000.00 (as amended by that certain First Amendment to Revolving Promissory Note dated December 31, 2014, the “2014 Revolving Promissory Note,” and with the 2014 Revolving Note, the “Assumed Indebtedness”);

(c) Buyer’s payment of the Indebtedness evidenced by that certain Commercial Revolving Line of Credit Promissory Note, dated April 5, 2018, issued by the Company to Bay State Savings Bank in the original principal amount of $750,000 (the “Bay State Debt”); and

(d) 60,000 Class A Common Shares of the Parent (the “Class A Common Shares”), allocated as set forth herein.

1.3 Payment of the Purchase Price. The Purchase Price shall be payable to Sellers at Closing as follows:

(a) Cash at Closing from Buyer. At Closing, Buyer will pay and deliver to Sellers an amount equal to $558,089.52 (the “Cash Payment”). The Cash Payment will be paid by check to Sellers.

(b) Indebtedness. On behalf of the Company and the Sellers, Buyer will pay in full the Indebtedness (excluding the Assumed Indebtedness) of the Company pursuant to the Pay-Off Letters (defined herein) delivered to Buyer by the Sellers. The payment of the Indebtedness shall include (i) the issuance of 31,785 Class A Common Shares to Edward F. Crawford by Buyer on behalf of Parent in satisfaction of the obligations of the Company owed to Edward F. Crawford pursuant to that certain Loan Agreement, dated September 18, 2014, by and between Edward F. Crawford and the Company, and (ii) the payment of the Bay State Debt.

(c) Assumption of Assumed Indebtedness. Buyer will assume the Assumed Indebtedness pursuant to an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in a form acceptable to Buyer.

(d) Delivery of the Class A Common Shares. In addition to the Class A Common Shares issued to Edward F. Crawford as set forth in Section 1.3(b), Buyer, on behalf of Parent, will deliver 27,933 Class A Common Shares to Seller Francis Park, LLC and 282 Class A Common Shares to Seller Mary Crawford.

1.4 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer, the Company and each Seller shall deduct and withhold (or cause the Company to deduct and withhold, as applicable), from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts that such party determines, reasonably and in good faith, such party is required to deduct and withhold with respect to the making of such payments under the Code or any provision of Applicable Law. To the extent that any such amounts are so withheld and are delivered by Buyer, the Company or the Sellers to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid in accordance with this Agreement.

1.5 Purchase Price Refund.

(a) Purchase Price Refund. In the event that the Company’s EBITDA does not exceed an average of $850,000.00 for each of the first three (3) years following the Closing Date (the “Determination Period”), Sellers shall, on a joint several basis, pay $340,000.00 to Buyer via a wire or ACH transfer of immediately available funds to an account designated by Buyer (the “Purchase Price Refund”).

(b) Procedures applicable to Determination of the Purchase Price Refund.

(i) Within 60 days after the end of the Determination Period, Buyer shall prepare and deliver to Sellers a written statement (the “EBITDA Statement”) setting forth in reasonable detail its determination of the Company’s EBITDA for each of the three (3) years during the Determination Period, along with its calculation of any Purchase Price Refund that may be owed by Sellers to Buyer pursuant to Section 1.5(a).

(ii) Sellers shall have ten days after receipt of the EBITDA Statement (the “EBITDA Review Period”) to review such EBITDA Statement. During the EBITDA Review Period, Sellers and their representatives shall have reasonable access to Company’s relevant books and records related to the calculations prepared by Buyer as they may reasonably request for the purpose of reviewing the EBITDA Statement and the calculations set forth therein; provided that such access shall be in a manner that does not unreasonably interfere with Buyer’s or the Company’s normal business operations and, prior to being granted such access, any third party signs a confidentiality agreement in a form reasonably acceptable to Buyer.

(iii) On or prior to the last day of the EBITDA Review Period, Sellers may object to the determinations set forth in the EBITDA Statement by delivering a written notice of objection (an “Objection Notice”) to Buyer. Any Objection Notice shall specify the items in the EBITDA Statement disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount of the Purchase Price Refund in dispute. If Sellers fail to deliver an Objection Notice to Buyer (or indicate their agreement with the EBITDA Statement) on or prior to the last day of the EBITDA Review Period, then the EBITDA Statement shall be final and binding on Buyer, Sellers and their respective Affiliates. If Sellers timely deliver an Objection Notice, Buyer and Sellers shall negotiate in good faith to resolve the disputed items and agree upon the Purchase Price Refund due and payable, if any.

(iv) If Buyer and Sellers are unable to reach agreement within 15 days after an Objection Notice has been given, then they shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Cleveland, Ohio office of Meaden & Moore (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Buyer and Sellers as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the EBITDA Statement and the Purchase Price Refund within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, each Seller and their respective Affiliates, absent manifest error. For purposes of complying with the terms set forth in Section 1.5(a) and Section 1.5(b), each party shall cooperate with and make available to the other parties, their respective representatives, and the Independent Accountants, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the EBITDA Statement and the resolution of any disputes thereunder. No party shall have any ex parte communications with the Independent Accountants. In resolving any disputed item, the Independent Accountants shall: (i) consider only those items that are in dispute; (ii) choose one of the parties’ positions with respect to the disputed item(s); and (iii) not modify any items that are not disputed by the parties. The fees and disbursements of the Independent Accountants shall be paid by the Sellers and the Buyer in inverse proportion to their success on the merits in the resolution of the items in dispute.

(v) Sellers shall pay the Purchase Price Refund in cash by wire transfer of immediately available funds to an account designated by the Buyer. Any Purchase Price Refund that Sellers are required to pay pursuant to Section 1.5(a) shall be paid in full no later than five business days following the date upon which the relevant calculations become final and binding upon the parties as provided in Sections 1.5(b)(iii) and (iv).

(vi) Subject to the terms of this Agreement, after the Closing Date, Buyer shall have sole discretion regarding all matters relating to the Company’s operation. Buyer has no obligation to operate the Company in such a way as to minimize the amount of any Purchase Price Refund.

SECTION 2

THE CLOSING

2.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date hereof (the “Closing Date”). Strictly for purposes of allocation of expenses, adjustments, Tax and other financial effects of the Contemplated Transactions, the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.

2.2 Interdependence. The sale and other transfers and deliveries described herein shall be mutually interdependent and regarded as occurring simultaneously as of the Closing, and, unless a particular transfer or delivery is waived by the party entitled to the benefit of such sale, transfer or delivery, no such sale, transfer or delivery shall become effective unless and until all the other transfers and deliveries provided for herein have also been consummated.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Section 3 are true, complete and correct as of the Closing Date:

3.1 Authority. Buyer has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith. Buyer has duly executed and delivered this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and each constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforceability may be limited by bankruptcy, similar laws relating to debtor relief and general principles of equity.

3.2 No Conflicts. The execution, delivery and performance of this Agreement and each of the Transaction Documents to be executed and delivered by Buyer in connection herewith does not and will not: (a) conflict with or violate any Applicable Law or any Order to which Buyer is subject; or (b) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Buyer is a party.

3.3 Consents. No Consent of, or declaration, registration or filing with, or notification to, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement and each of the Transaction Documents to be executed and delivered by Buyer in connection herewith, or the consummation of the Contemplated Transactions.

3.4 Brokers. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Buyer to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Contemplated Transactions.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS REGARDING THE COMPANY

The Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Section 4 are true, complete and correct as of the Closing Date.

4.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Schedule 4.1 lists each of the jurisdictions (and under what trade name(s), as applicable) where the Company: (a) is qualified or licensed as a foreign entity; and/or (b) currently does, or has in the last three years done, business. The Company is duly qualified to conduct business and is in good standing in each jurisdiction in which either the ownership of its properties or the nature of its activities requires it to be so qualified. The Sellers have furnished to Buyer correct and complete copies of the Company’s Charter Documents and any other Contracts affecting its governance, all as in effect on the Closing Date.

4.2 Power. The Company has full organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted.

4.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Transaction Documents by each Seller and the Company (if applicable) in connection herewith does not and will not: (a) conflict with or violate any Applicable Law or any Order to which the Company or either Seller is subject; (b) violate or conflict with the provisions of the Company’s or either Seller’s Charter Documents; (c) except as set forth on Schedule 4.3, result in the breach of, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any Contract to which the Company or either Seller is a party or by which any of their respective assets are bound; or (d) result in the creation of any Lien on any of the Company’s or either Seller’s assets or properties. Except as set forth on Schedule 4.3, neither the Company nor either Seller needs to obtain any Consent of, or make any declaration, registration or filing with, or notification to, any Governmental Authority or any other Person in order for the parties to consummate the Contemplated Transactions.

4.4 Capitalization. Schedule 4.4 sets forth the total authorized Membership Interests of the Company, identifying each class of Membership Interests (including treasury interests), the par value thereof, the issued and outstanding units of each class, and the record ownership of such units. The Interests constitute all of the issued and outstanding Membership Interests of the Company. The issued and outstanding Membership Interests: (a) are duly authorized, validly issued, fully paid and non-assessable; (b) have been issued in compliance with Applicable Law; and (c) have been issued in compliance with applicable preemptive, preferential or contractual rights. There are no outstanding options, subscriptions, warrants, convertible securities, purchase rights, preemptive rights, conversion rights, redemption rights, buy-sell rights, rights of first refusal or similar rights, agreements or undertakings in effect or committed to by the Company or a Seller relating to the Membership Interests, and there is no commitment or agreement to grant or issue any such right, agreement or undertaking. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights held by any Person with respect to the Company. There is no irrevocable proxy, voting trust, equityholders’ agreement or similar Contract with respect to the exercise of the voting power of the Company. There is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its Membership Interests. There are no bonds, debentures, notes or other indebtedness that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which an equityholder of the Company is entitled to vote. No Membership Interests of the Company have been reserved for any purpose.

4.5 Subsidiaries and Joint Ventures. The Company does not own and has no obligation to acquire any equity in any other Person, and is not a partner, equityholder or participant in any Person, joint venture or similar arrangement or agreement. The Company does not have any Liability to provide funds to, or to make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

4.6 Books and Records. The books of account, asset ledgers, inventory ledgers, minute books, equity ledgers and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained on a consistent basis in accordance with sound business practices and in a manner sufficient to permit the preparation of financial statements in a manner consistent with the Company’s past practices. The minute books of the Company contain accurate and complete records of all meetings held of, and organizational action taken by, the members and managers of the Company.

4.7 Financial Statements. The following financial statements of the Company (collectively the “Financial Statements”) are set forth on Schedule 4.7: (i) the reviewed balance sheets of the Company as of December 31, 2018 and December 31, 2019 and the related statements of income for the 12-month periods then ended; and (ii) the internally-prepared balance sheet of the Company (the “Acquisition Balance Sheet”) as of November 30, 2020 (the “Balance Sheet Date”) and the related statement of income for the eleven-month period then ended. The Financial Statements, including any notes thereto: (a) are correct and complete in all material respects; (b) are consistent with, and have been prepared from, the books and records of the Company; and (c) fairly present the financial condition and results of operations of the Company as of each date and for the respective periods covered by the Financial Statements, determined (1) in accordance with GAAP with respect to the Financial Statements for the twelve-month period ended December 21, 2019 and (2) in a manner consistent with the Company’s past practices with respect to all other Financial Statements. The income statements contained in the Financial Statements do not contain any extraordinary or non-recurring income or any other income not earned in the Ordinary Course of Business. The Company’s books of account accurately reflect all items of income and expense and all of the Company’s assets and liabilities in a manner consistent with GAAP. The Company has not received any prepayments or deposits from customers for services yet to be performed.

4.8 Liabilities. Schedule 4.8 sets forth all of the Indebtedness of the Company as of the Closing Date. The Company has no Liabilities, and there is no basis for any present or future claim or demand giving rise to Liability, except for Liabilities reflected or reserved against on the Financial Statements and trade accounts payable and expenses incurred in the Ordinary Course of Business since the Balance Sheet Date. The Company is not liable for, or obligated in any other way to provide funds in respect of, or to guaranty or assume in any manner, any debt or obligation of any other Person.

4.9 Compliance with Laws. The Company has complied and is currently in compliance with all Applicable Law, and no event has occurred or circumstance exists that could give rise to or serve as a basis for a notice, claim, charge or complaint regarding noncompliance. The Company has not received any notices, claims, charges and/or complaints alleging any noncompliance.

4.10 Licenses and Permits. The Company has obtained all licenses, permits and other authorizations (collectively, “Permits”) necessary to own its assets, occupy the Leased Property and conduct the Business as presently conducted and as proposed to be conducted, and all such Permits are set forth on Schedule 4.10. All of such Permits are in full force and effect and will not terminate as a result of the consummation of the Contemplated Transactions. No violation or remedial obligation exists in respect of any such Permit. No Proceeding is pending or threatened to revoke or limit any such Permit, nor is there any basis upon which any such Proceeding could be based.

4.11 Absence of Certain Changes or Events. Since December 31, 2019, the business and operations of the Company have been conducted in the Ordinary Course of Business, consistent with past practice. Without limiting the generality of the foregoing, except with respect to the Reorganization, the Conversion or as set forth on Schedule 4.11, since December 31, 2019:

(a) there has not occurred any fact, event, development or circumstance that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect;

(b) the Company has not (i) made any change in its Tax reporting or accounting principles, including with respect to (A) depreciation or amortization policies or rates, or (B) the payment of accounts payable or the collection of accounts receivable, (ii) settled or compromised any Tax liability, (iii) made, changed or rescinded any Tax election or accounting method; (iv) surrendered any right in respect of Taxes, (v) filed an amended Tax Return, (vi) entered into any closing agreement with respect to Taxes or settled any Tax claim or assessment, (vii) incurred any liability for Taxes outside the Ordinary Course of Business, (viii) failed to pay any Tax that became due and payable (including any estimated tax payments), (ix) prepared or filed any Tax Return in a manner inconsistent with past practice, or (x) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(c) the Company has not (i) engaged in any activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the cancellation of products or services sold or offered by the Company following the Closing Date, including sales on terms or at prices outside the Ordinary Course of Business, (ii) accelerated the receipt of accounts receivable or engaged in any other activity with customers that has or could reasonably be expected to have the effect of accelerating to pre-Closing periods sales or accounts receivable that would otherwise be expected to be made or collected in post-Closing periods, or (iii) conducted its cash management practices other than in the Ordinary Course of Business (including with respect to collection of accounts receivable, payment of accounts payable and accrued expenses, pricing and credit practices and operation of cash management practices generally);

(d) the Company has not incurred any Indebtedness other than Indebtedness set forth on Schedule 4.8, or assumed, guaranteed or endorsed the indebtedness of any other Person, or canceled any debt owed to the Company or released any claim possessed by the Company, other than in the Ordinary Course of Business;

(e) the Company has not suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets having a value in excess of $10,000.00 individually or $20,000.00 in the aggregate;

(f) the Company has not (i) made, granted, or committed to make or grant (A) any bonus or any wage, salary or compensation increase to any director, manager, officer, employee, independent contractor or consultant, other than increases of less than $10,000.00 individually or $50,000.00 in the aggregate in the aggregate, or (B) an increase of any benefit provided under any Company Plan (except in accordance with the terms of any Company Plan), (ii) adopted, amended or terminated any Plan, or (iii) entered into, amended or terminated any employment Contract, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its directors, managers, officers, employees, independent contractors, consultants or equityholders;

(g) the Company has not sold, assigned or transferred, or committed to sell, assign or transfer, any tangible or intangible assets other than sales of inventory or pursuant to contracts with customers in the Ordinary Course of Business;

(h) the Company has not purchased or leased, or committed to purchase or lease, any asset or group of related assets for an amount in excess of $10,000.00 individually or $20,000.00 in the aggregate in the aggregate, except for purchases of inventory and supplies in the Ordinary Course of Business;

(i) the Company has not made any capital expenditures or commitment for capital expenditures in an amount more than $10,000.00 individually or $20,000.00 in the aggregate;

(j) the Company has not engaged in any transactions with, or entered into any Contract with, any Affiliate;

(k) the Company has not (i) mortgaged, pledged or subjected to any Lien any of its properties or assets, or (ii) discharged or satisfied any Lien, except in the Ordinary Course of Business;

(l) the Company has not entered into any Material Contract or amended, modified or terminated any existing Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);

(m) the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate or any employee, director, manager or officer of the Company, except with respect to payments and reimbursement of fees and expenses of, and compensation for, employees, directors, managers and officers of the Company in the Ordinary Course of Business;

(n) the Company has not granted any license or sublicense of any rights under or with respect to any of the Intellectual Property Rights, or disposed of or abandoned any rights in, to or for the use of any of the Intellectual Property Rights;

(o) the Company has not instituted or settled any action, claim, suit or Proceeding;

(p) the Company has not made any amendment to its Charter Documents;

(q) the Company has not declared or paid any dividends or distributions or repurchased or redeemed any of its outstanding Membership Interests;

(r) the Company has not issued, granted or sold any Membership Interests of any class or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any interest/stock of any class or other equity interests of the Company or split, combined or subdivided equity interests of the Company;

(s) the Company has not merged or consolidated with any Person, or otherwise acquired any capital stock or business of, any Person, or consummated any business combination transaction, in each case, whether a single transaction or series of related transactions; and

(t) the Company has not agreed to take any of the actions described in subsections (a) through (s) above.

4.12 Litigation. There is currently no, and in the past three years there has been no, claim or Proceeding pending or threatened by or against the Company, including claims relating to products sold or services performed by the Company, and no event has occurred or circumstance exists that could give rise to or serve as a basis for any such claims or Proceedings. There are no Orders of any Governmental Authority (in each case whether preliminary or final) outstanding against the Company.

4.13 Taxes.

(a) The Company has timely filed all Tax Returns in all jurisdictions in which such Tax Returns are required by Applicable Law to be filed, and all such Tax Returns were correct and complete in all respects. The Company has paid, or made adequate reserves for the payment of, all Taxes that have been (or are) accrued, are due or have been levied, and there are no assessed Tax deficiencies against the Company or any basis upon which any additional Taxes could be assessed. No Proceeding respecting the Company’s Tax Returns or Tax Liability has occurred, is in progress, or is being proposed, threatened or discussed, including any claim by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. The Company has disclosed on its Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax pursuant to the Code.

(b) Neither Seller nor the Company has given or been requested to give waivers or extensions of any statute of limitations relating to the assessment or payment of Taxes, and there are no currently existing extensions of time (or requests for extensions of time) within which to file any Tax Return of the Company.

(c) The Company has not executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on its behalf with, any Taxing Authority, relating to Taxes.

(d) The Company is not, nor has it ever been, a party to any ‘‘reportable transaction,’’ as defined in Code §6707A(c)(1) and §1.6011-4(b) of the Treasury Regulations.

(e) The Company has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes. All sales and use Taxes required to be collected by the Company and paid over to a Taxing Authority have been properly collected and paid over.

(f) There are no Liens for unpaid Taxes on the assets of the Company, except Liens for current Taxes not yet due and payable.

(g) The Company has not ever been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(h) The Company is not a party to, or bound by, any Tax allocation or Tax-sharing Contract with any other Person, nor does the Company have any contractual obligation to indemnify any other Person with respect to Taxes. The Company does not have any liability for the Taxes of any Person under §1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Applicable Law), as a transferee or successor, by Contract, or otherwise.

(i) The unpaid Taxes of the Company: (i) did not, as of the date of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto); and (ii) will not exceed the aforementioned reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(j) Since its formation, the Company has at all times been treated as a partnership for federal, state and local income Tax purposes, and no election has been made to treat the Company as a corporation for federal income Tax purposes.

(k) The Company has not had and does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and any foreign country. The Company does not have and has never had a foreign bank account or foreign investments.

(l) No election has been made (and no other action has been taken) by or with respect to the Company to apply the amendments to Subchapter C of Chapter 63 of the Code, as enacted by §1101 of the Bipartisan Budget Act of 2015, Public Law No: 114-74, to any Tax Return filed by or with respect to the Company for any taxable year beginning on or prior to January 1, 2018.

(m) The Company is not, and has never been, a member of a group filing or required to file an affiliated, consolidated, combined, or unitary Tax Return.

(n) After the Closing, the Company will not be required to make any payment of Taxes attributable to any period prior to the Closing that were deferred pursuant to any provision of the CARES Act or any other pandemic-related Applicable Law with respect to Taxes, including deferred payroll Taxes under §2302 of the CARES Act or under IRS Notice 2020-65. The Company has not claimed any “employee retention credit” pursuant to §2301 of the CARES Act.

(o) The Company is not required, and has not been required, to make any adjustment pursuant to §481(a) of the Code (or any predecessor provision) or any similar provision of Applicable Law by reason of any change in any accounting methods, nor will be required to make such an adjustment as a result of the Contemplated Transactions or to include any item in taxable income post-Closing (or exclude any item of deduction or loss post-Closing) as a result of such section, any similar provision, or any change in accounting methods for Tax purposes, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. No Governmental Authority has proposed any such adjustment or change in accounting method.

(p) Sellers have made available to Buyer true, correct and complete copies of all Tax Returns and all examination reports and statements of deficiencies filed by, assessed against or agreed to by the Company since December 31, 2016.

(q) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any:

(i) change in accounting method for a Pre-Closing Tax Period;

(ii) “closing agreement” as described in §7121 of the Code or any predecessor provision thereof or any similar provision of any Applicable Law;

(iii) intercompany transaction or excess loss account described in the Treasury regulations under §1502 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election under §965(h) of the Code; or

(vii) deferral, advance refund or other relief taken by the Company on or prior to the Closing Date pursuant to any provision of the CARES Act or any other pandemic-related Law with respect to Taxes.

4.14 Affiliate Relationships. Except as set forth on Schedule 4.14, neither either Seller, the Service Providers, officers, directors or managers of the Company nor any of their respective Affiliates owes the Company (or is owed by the Company) any amounts for borrowed money or otherwise, is a party to any Contract or transaction with the Company, other than their right to receive compensation and employee benefits, as applicable, in the Ordinary Course of Business as set forth on Schedule 4.14. Except as set forth on Schedule 4.14, neither either Seller, the Service Providers, officers, directors or managers of the Company nor any of their respective Affiliates owns or otherwise controls any asset that is used by the Company in the operation of the Business.

4.15 Certain Business Relationships. The Company has not, and no Person acting on its behalf, has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is in a position to help or hinder the Business which: (a) might subject the Company to any Liability in any Proceeding; (b) if not given in the past, might have resulted in a material adverse change; or (c) if not continued in the future, might constitute a material adverse change.

4.16 Intellectual Property; Data Security.

(a) The Intellectual Property Rights of the Company are set forth on Schedule 4.16. The Company has such rights of ownership in or is licensed to use such Intellectual Property Rights as are necessary for the operation of the Business in the Ordinary Course of Business. The Company has not interfered with, infringed upon or misappropriated any Intellectual Property Rights of any other Person, and the Company has not received any claim or notice alleging such action, and the Company has the exclusive right to use such Intellectual Property Rights (other than off-the-shelf software purchased for use in the Company’s day-to-day operations). None of the Intellectual Property Rights have been used, divulged or appropriated for the benefit of any past or present Service Provider or any other Person, and the Company has not granted any license or sublicense of any rights under or with respect to its Intellectual Property Rights.

(b) (i) The Company has complied at all times in all material respects with all Applicable Laws regarding the collection, use, storage, transfer, or disposal of personal information, (ii) the Company has adopted internal policies and reasonable technical measures to protect the confidentiality, security and integrity of personally identifiable information maintained, processed or transmitted by or through its websites or internal systems, (iii) the Company is in compliance with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information), (iv) no Governmental Authority has commenced any Proceedings or investigations, and no Person has made any claim, charge or demand, relating to the information privacy or data security practices of the Company, including with respect to the collection, use, transfer, storage or disposal of personal information maintained by or on behalf of the Company, or threatened any such Proceeding, claim, charge or demand or made any complaint, investigation or inquiry relating to such practices, (v) upon the Closing, Buyer will continue to have the right to use such personal information on identical terms and conditions as the Company enjoyed immediately prior to the Closing, and (vi) the Company has not experienced any incident in which any data or other information (including, without limitation, any personally identifiable information) maintained, owned, transmitted or otherwise possessed by the Company was or may have been stolen, lost, damaged or improperly accessed or the subject of a breach or other incident (including, without limitation, any such incident that has required, or which the Company determined does or will require, notice thereof to any Person under any Applicable Law or its internal policies), and there are no facts suggesting the likelihood of the foregoing, including any breach of security or any notices or complaints from any Person regarding personally identifiable information.

4.17 Government Contracts. A true, correct and complete list of each Government Contract which is in effect as of the date of this Agreement and each Government Bid to which the Company is a party and for which an award has not been issued prior to the Closing Date is set forth on Schedule 4.17. Neither the Company nor any of its managers, officers, or employees, consultants or agents, is or has been under: (a) any administrative, civil or criminal indictment or investigation by any Governmental Authority; or (b) any audit by any Governmental Authority, in either case with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Bid. The Company has not been suspended or debarred from doing business with any Governmental Authority, and the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract.

4.18 Material Contracts. Buyer has been furnished with access to correct and complete copies of each Material Contract. With respect to each Material Contract: (a) such Contract is in full force and effect and is valid and enforceable against the Company and the other parties thereto; (b) such Contract will not be terminated as a result of this Agreement; (c) the Company is not in default under such Contract and no event has occurred which, with notice or the passage of time or both, would constitute such a default; and (d) no other party is in default under such Contract. Each Material Contract is set forth on Schedule 4.18 (arranged by subsection of the definition of “Material Contract”).

4.19 Product and Service Warranties.

(a) Except as set forth on Schedule 4.19, in the past five (5) years, there have been no product or service warranty claims during any annual period in excess of $10,000.00 individually or $20,000.00 in the aggregate made against the Company alleging that any services provided by the Company or any products manufactured, distributed, sold or installed by the Company are defective or improperly designed, and no such claims are currently pending or threatened against the Company.

Schedule 4.19 includes copies of the standard terms and conditions of sale for the Company (containing any applicable guaranty, warranty and indemnity provisions). Except for conditions or warranties implied or imposed by Applicable Laws or otherwise contained in the standard terms and conditions of the Company (which, if any, are set forth on Schedule 4.19), the Company has not given a condition or warranty or made a representation in respect of products manufactured, distributed, sold, leased or installed, or services provided, by the Company. Each product manufactured, distributed, sold, leased or installed, and service provided, by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties. Except as set forth on Schedule 4.19, the Company does not have any liability (and there is no basis for any present or future action, suit, Proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) for any products manufactured, distributed, sold, leased or installed, or services provided, by the Company or other damages in connection therewith.

(b) No claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a “Product Liability Claim”) related to the Company have been made in the past five (5) years, are currently pending or are threatened against the Company. There are no defects in the design, formulation or manufacture of products manufactured, assembled, formulated, sold, distributed or leased by the Company on or prior to the Closing Date that could result in a Product Liability Claim, and there has not been any failure by the Company to warn, test, inspect or instruct of dangers that could form the basis for a product recall or any Product Liability Claim against the Company.

4.20 Material Customers and Suppliers. Schedule 4.20 sets forth the five (5) largest customers (the “Material Customers”) (and the dollar volumes of revenues related thereto) and the five (5) largest suppliers (the “Material Suppliers”) of the Company (and the dollar volumes of expenses related thereto), in each case, for the twelve (12)-month periods ended December 31, 2018 and December 31, 2019 and the eleven (11) month period ended November 30, 2020. In the past twelve (12) months, except as set forth on Schedule 4.20, no Material Customer has: (a) canceled or otherwise terminated or given any notice of termination, made any threats to cancel or otherwise terminate, or indicated it intends to terminate, its relationship with the Company; (b) materially decreased or threatened to materially decrease, or indicated it intends to materially decrease, its purchases from the Company; (c) materially changed or delayed, or given any notice or indicated it intends to materially change or delay, its production or purchasing from the Company; (d) changed or threatened to change, or indicated it intends to change, its payment or pricing terms with respect to the Company; or (e) otherwise materially and adversely altered or threatened to materially alter its current Contracts, programs or commitments with the Company. The purchase of the Membership Interests by Buyer will not materially and adversely affect the relationship of the Company with any Material Customer. In the past twelve (12) months, no Material Supplier has (i) canceled or otherwise terminated or made any threats to cancel or otherwise terminate, or indicated it intends to terminate, its relationship with the Company, (ii) materially decreased or threatened to materially decrease, or indicated it intends to materially decrease, its sales of supplies to the Company, (iii) materially raised or threatened to materially raise, or indicated it intends to materially raise, its prices to the Company, or (iv) otherwise materially and adversely altered or threatened to materially alter its current Contracts, programs or commitments with the Company. The Company has not experienced, and there do not exist, any material quality control or similar problems with the products currently being supplied or on order from the Material Suppliers. The purchase of the Membership Interests by Buyer will not materially and adversely affect the relationship of the Company with any Material Supplier. Except to the extent restricted by Applicable Law, the Company’s operations are able to continue without material disruption for thirty (30) days, irrespective of ultra vires events or supplier disruptions, including supplier disruptions caused by COVID-19.

4.21 Employee Company Plans and Other Compensation Arrangements.

(a) Set forth on Schedule 4.21(a) is a true and complete list of all Company Plans. True and complete copies of the following documents with respect to each Company Plan have been made available to Buyer, as applicable: (i) plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto; (ii) the Forms 5500 and all schedules thereto for the most recent five (5) years; (iii) the most recent valuation report, including any FAS 106 report; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan description and subsequent summaries of material modifications; (vi) the most recent financial statements; and (vii) written summaries of all material terms of unwritten Company Plans.

(b) Except as set forth on Schedule 4.21(b):

(i) the Company Plans and any related trusts currently satisfy, and for all prior periods have satisfied, in all material respects, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, and no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment;

(ii) all of the Company Plans have been operated in compliance in all material respects with their respective terms and all Applicable Laws;

(iii) the Company does not have any liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the terms of the Company Plans, none of which are overdue;

(iv) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will now or at any time in the future (i) result in any payment becoming due to any manager, director, officer, current or former employee, independent contractor or consultant of the Company from the Company under any Company Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits;

(v) none of the Company Plans provide life, medical, dental, vision or other welfare coverage to Persons who are not current employees of the Company or their dependents or for periods extending beyond the last day of the month of termination of employment, except as required by Part 6 of Title I of ERISA, Section 4980B of the Code, or any similar state or local law;

(vi) the Company has retained the right to unilaterally amend or terminate each Company Plan to the fullest extent permitted by law;

(vii) (i) each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (A) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform laws”), and (B) for the past five (5) years, has been in compliance in all material respects with all applicable Healthcare Reform laws, and (ii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company or any Company Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code; and

(viii) each Company Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (or which would be but for an exemption) has been maintained and administered in all material respects with Section 409A of the Code, and no options or rights to purchase equity of the Company provide for (or provided for) a deferral of compensation (as contemplated under Section 1.409A-1(b)(i) of the Treasury regulations).

(c) Except as set forth on Schedule 4.21(c), neither the Company nor any of its ERISA Affiliates has, and at no time in the past has had, an obligation to contribute to a “defined Company Plan” as defined in §3(35) of ERISA, a pension plan subject to the funding standards of §302 of ERISA or §412 of the Code, a Multiemployer Plan, a Multiple Employer Plan, or has been bound by any contract or agreement implicating, or has any liability described in, §§4204, 4212(c), or 4069 of ERISA, and neither the Company nor any ERISA Affiliate has any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) of the Code), whether or not waived, with respect to any of the foregoing plans, as may be applicable. For any Multiemployer Plan or Multiple Employer Plan for which the Company or any ERISA Affiliate may have liability:

(i) all contributions have been timely made as required by the terms of such Multiemployer Plan, Multiple Employer Plan, or any collective bargaining agreement;

(ii) no “reportable event” (as defined in §4043 of ERISA) has occurred with respect to such a plan;

(iii) neither the Company nor any of its ERISA Affiliates has withdrawn or partially withdrawn, received any notice or demand for withdrawal liability under Title IV of ERISA, or had withdrawal liability (within the meaning of §4201 of ERISA) assessed against the Company or any of its ERISA Affiliates as of the date hereof and there are no circumstances which would give rise to or be expected to give rise to such an assessment as a result of a “complete withdrawal” or a “partial withdrawal,” as such terms are defined in §§4203 and 4205 of ERISA; and

(iv) neither the Company nor any of its ERISA Affiliates has received any notice indicating that such a plan: (A) is in endangered or critical status under §432 of the Code, (B) is insolvent or in reorganization within meaning of §§4241 and 4245 of ERISA, respectively (or that such plan may become insolvent), (C) has initiated Proceedings to terminate or has experienced a “mass withdrawal” or “partition” within the meaning of §§4041(a)(2) and 4233 of ERISA, respectively, or (D) has not complied with applicable funding requirements.

4.22 Employment Matters. No Service Provider is bound by a nondisclosure or noncompetition covenant that restricts or affects such Person’s engagement by the Company. All of the Service Providers may be terminated at any time with or without cause without the payment of severance or other Liability. The Company has properly classified all of its employees (including as salaried, hourly and/or exempt or non-exempt) for all compensation and benefit purposes and for all Applicable Law, and all Service Providers are legally authorized to work in the United States. The Company has paid or accrued all wages and compensation due to all Service Providers, including vacations and vacation pay, holiday pay, sick pay and bonuses. Except as set forth on Schedule 4.22 the Company has not been and is not a party to, or bound by, any collective bargaining agreement with any labor organization. Schedule 4.22 sets forth a complete list of all Service Providers of the Company, including their ages, dates of hire, accrued vacation, compensation (and whether hourly or salaried) and exempt or non-exempt status. No labor strike, slowdown or stoppage is pending or threatened against the Company.

4.23 Compliance with Employment Laws. The Company is and has at all times been in compliance in all material respects with all laws relating to the employment of labor, including all such laws relating to wages, hours, the WARN Act, collective bargaining, anti-discrimination or anti-retaliation laws (including Title VII of the Civil Rights Act of 1964, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act,

the Family and Medical Leave Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the False Claims Act), civil rights, safety and health and workers’ compensation, engagement of independent contractors (including the classification of individuals as employees or independent contractors) and the withholding and payment of income and employment taxes any similar Tax. There has been no “mass layoff” or “plant closing” as defined by the WARN Act. Except as set forth on Schedule 4.23, all employees of the Company are “at will” and the Company does not employ or retain the services of any employee, independent contractor or sales representative who cannot be dismissed immediately, whether currently or immediately after the transactions described in this Agreement, without notice and without further liability to the Company. Each employment or service agreement with each employee of the Company complies in all material respects with all Applicable Laws, including Section 409A of the Code. No executive or key employee has any present intention to terminate his or her employment with the Company.

4.24 Insurance. Schedule 4.24 lists all insurance policies presently maintained by the Company, showing the issuer, types of coverage, policy expiration dates, current premiums, policy numbers and policy limits as to each such policy. All such policies are in full force and effect, have been obtained in compliance with all legal and applicable insurance company requirements, and the Company is not in default with respect to its obligations under such policies. Complete and correct copies of such policies and loss runs for the previous five calendar years related thereto have been made available to Buyer. The Company has been covered during the past 10 years by insurance in scope and amount customary and reasonable in their industry. There are no pending claims against the Company under any insurance policy heretofore or presently issued to the Company, or any claims as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. The Company has no self-insurance arrangements.

4.25 Real and Personal Property.

(a) The Company does not own any real property. The Company has delivered to Buyer a correct and complete copy of the Lease, including amendments, waivers, or other changes thereto, for the Leased Property. The Lease comprises all real property interests and leases and agreements related thereto used in the conduct of the Business as currently conducted. With respect to the Lease: (i) all leased buildings and improvements and all leased fixtures are held under the Lease; (ii) the Lease is in full force and effect and a valid instrument enforceable against each party thereto, in each case in accordance with its terms; (iii) all rents, required deposits, additional rent and payments due as of the Closing Date pursuant to the Lease have been paid in full; (iv) there is no existing default under the Lease; (v) no party has received any notice that the other party is in default under the Lease; (vi) no party other than the lessee and the identified lessor have any interest in the Leased Property; and (vii) no Consent is required to be obtained pursuant to the Lease in connection with the consummation of the Contemplated Transactions. Except for the Lease, the Company has not entered into any leases or subleases or granted any rights of first refusal, rights of reverter, options to purchase or rights of occupancy with respect to the Leased Property. All of the buildings, material fixtures and other improvements, and building systems situated within the Leased Property are in good operating condition, reasonable wear and tear excepted, and have been maintained in the Ordinary Course of Business.

(b) The Company has good and valid title to, or a valid leasehold interest in, the assets used by it or located on the Leased Property free and clear of all Liens except for such Liens as shall be fully released and cancelled as of the Closing Date.

(c) All of the Company’s tangible assets have been properly maintained, are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

4.26 Inventory; Accounts Receivable; Accounts Payable.

(a) The inventory (including raw materials, samples, work-in-progress inventory, prepaid inventory, accessories, supplies, spare parts, finished goods and bill of material expense items (including shipping containers, labels and packaging materials)) reflected on the Acquisition Balance Sheet and the inventory acquired after the date of the Acquisition Balance Sheet and reflected on the books and records of the Company: (a) is merchantable and fit for the purpose for which it was procured or manufactured; (b) is of a quality and in a quantity usable and saleable in the Ordinary Course of Business; and (c) is not slow-moving, obsolete, damaged or defective. The inventory reflected on the Acquisition Balance Sheet and inventory acquired thereafter and reflected on the books and records of the Company is stated thereon in accordance with GAAP, on a lower of cost or market basis, consistently applied, and the excess and obsolete inventory reserve reflected on the Acquisition Balance Sheet, if any, is adequate and has been calculated in accordance with GAAP.

(b) The accounts receivable reflected on the Acquisition Balance Sheet and the accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Company: (a) represent bona fide and valid accounts receivable arising from sales actually made or services actually performed and for which full performance has been rendered by the Company; and (b) other than with respect to retainage amounts or as set forth on Schedule 4.26(b), are fully-collectible and will be collected in full by the Company within ninety (90) days after Closing, except for any reserve for doubtful accounts reflected in the Final Adjustment Statement. The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising thereafter and reflected on the books and records of the Company are stated accurately and completely thereon in accordance with GAAP, including allowances for doubtful accounts. In the past twelve (12) months, no customer of the Company has, and the Company has not permitted any customer to: (a) have, any rebates, volume discounts, free services, mark-downs, rights of contest, claim or setoff with respect to its accounts receivable; or (b) change its payment or pricing terms with respect to the Company.

(c) The accounts payable of the Company reflected on the Acquisition Balance Sheet and the accounts payable arising after the Balance Sheet Date and reflected on the books and records of the Company arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid or are not yet due and payable in the Ordinary Course of Business. In the past twelve (12) months, no supplier of the Company has changed, and the Company has not permitted any supplier to change, its payment or pricing terms with respect to the Company.

4.27 Brokers. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Contemplated Transactions.

4.28 Bank Accounts, Powers of Attorney and Agents. Schedule 4.28 sets forth a true and complete list of: (a) each bank, deposit, lock-box or cash collection, management or other account, of the Company, including the title and number of the account, the financial or other institution at which such account is located and the authorized signatories to each such account; (b) all powers of attorney granted by the Company to any third party that are currently in effect; and (c) all officers and managers of the Company.

4.29 COVID-19 and Stimulus Program Matters.

(a) Schedule 4.29(a) sets forth (i) a list and brief summary of any impact that COVID-19 has had on the Company’s business, workforce, operations or assets; (ii) a list of all actions taken or proposed to be taken by the Company in response to COVID-19; (iii) any claims or complaints made by employees or independent contractors of the Company related to COVID-19, including, without limitation, that the Company failed to provide a reasonably safe working environment; and (iv) any work from home, paid leave, unpaid leave, furlough, or other arrangements made with any employees or independent contractors of the Company related to COVID-19. The Company has disclosed to Buyer any actual or suspected instances of COVID-19 infection or exposure among employees or independent contractors of the Company. The Company has disclosed to Buyer any local, county, or state specific orders, regulations or restrictions affecting the Company or their business implemented by the applicable Governmental Authority due to COVID-19 (i.e. gathering restrictions, curfews, etc.).

(b) Schedule 4.29(b) sets forth (i) a list of any notices received by the Company from any customer or supplier related to COVID-19, including any communications whereby any customer or supplier has made any change to, or signaled any intent to change, its relationship with the Company as a result of COVID-19 or current economic conditions caused by COVID-19; (ii) any force majeure or similar notices sent to, or received by, the Company related to COVID-19; and (iii) any insurance claims made by the Company related to COVID-19.

(c) Schedule 4.29(c) sets forth (i) any federal, state, or local program, benefit, or accommodation designed to assist businesses and employees during the COVID-19 pandemic that the Company has applied for, received, or otherwise taken advantage of (and the Company has provided Buyer with copies of any applications therefor); (ii) a schedule of estimated payroll tax credits that the Company has claimed or expects to claim in connection with COVID-19; and (iii) if applicable, the amount of Social Security Tax deferred by the Company with respect to any employee.

(d) Since December 31, 2019, the Company has not had imposed upon it by any Governmental Authority any material restrictions on the use of the Company’s premises based upon or as a result of COVID-19.

(e) No layoff, facility closure or shutdown (whether voluntary or by order), reduction-in-force, furlough, temporary layoff, material work schedule change, reduction in compensation, benefits or hours or other material workforce changes affecting employees or individual independent contractors of the Company has occurred within the past six months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Applicable Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment-related liability with respect to COVID-19.

(f) At all times since December 21, 2019, the Company has taken reasonable and adequate measures to provide a reasonably safe working environment at the Leased Property that, in any event, is and has been in compliance with all Applicable Law.

4.30 Securities Matters.

(a) Accredited Investors. Each Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “1933 Act”). With respect to the Class A Common Shares, each Seller understands that the Class A Common Shares issuable hereunder are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and each Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understanding of each Seller set forth in this Section 4.30 in order to determine the availability of such exemptions and the eligibility of each Seller to acquire the Class A Common Shares hereunder.

(b) Access to Information. Each Seller and their respective advisors have had access, through EDGAR or otherwise, to copies of each report, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the “SEC”) and have been afforded the opportunity to ask questions of and receive answers from Parent regarding Parent and the transactions contemplated hereby. Each Seller understands that their investment in the Class A Common Shares involves a high degree of risk. Each Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Class A Common Shares. Each Seller understands that no United States federal or state agency or any other governmental authority has passed on or made any recommendation or endorsement of the Class A Common Shares, or the fairness or suitability of the investment in same, nor have such authorities passed upon or endorsed the merits of the offering of the Class A Common Shares contemplated hereby.

(c) No Distribution. Each Seller represents that the Class A Common Shares are being acquired for investment purposes, and not with a view to the further distribution thereof. Neither Seller has any present agreement or understanding, directly or indirectly, with any person to distribute any of the Class A Common Shares in a transaction that would violate the 1933 Act or any state securities laws.

(d) No Registration. Each Seller understands that the Class A Common Shares have not been and will not be registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred until (i) subsequently registered in accordance with the 1933 Act or (ii) pursuant to an exemption from such registration, including pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto).

(e) Restrictive Legend. Each Seller understands that any certificates or other instruments representing the Class A Common Shares will bear a restrictive legend as set forth below; provided that any such legend shall be removed and Buyer shall cause Parent to issue a certificate without legend to the holder or holders of the Class A Common Shares, at Parent’s cost and expense, if (i) the Class A Common Shares are registered pursuant to an effective registration statement under the 1933 Act or (ii) in connection with a sale, assignment or other transfer, Parent receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Class A Common Shares may be made without registration under the applicable requirements of the 1933 Act and state law, including pursuant to Rule 144 promulgated under the 1933 Act. Each Seller understands that all certificates or other instruments representing the Class A Common Shares shall bear the following restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(f) The parties hereto acknowledge and agree that the Parent is an express third party beneficiary of the provisions contained in this Section 4.30 and shall be entitled to enforce the provisions of this Agreement as if it were a party hereto.

4.31 Environmental Matters. Except as set forth on Schedule 4.31:

(a) The Company is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws. Without limiting the foregoing, the Company: (a) has timely obtained, and is and has been in compliance in all material respects with, all Permits required under Environmental Law for the ownership, lease, operation or use of the business or assets of the Company; and (b) has prepared and timely filed with the appropriate jurisdictions all reports, data, documentation and filings required pursuant to any Environmental Law.

(b) There has been no generation, Treatment, Storage, Disposal or transport of any regulated amount of Hazardous Material at, on, under or from any of the Leased Property or any other property occupied or used by the Company.

(c) There are not any asbestos- or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the Leased Property or into other assets of the Company.

(d) There are no electrical transformers, capacitors, fluorescent light fixtures with ballasts or other equipment containing polychlorinated biphenyls on any of the Lease Property.

(e) All Hazardous Materials not in current, usable inventory have been removed from the Leased Property and disposed of in compliance with applicable Environmental Laws.

(f) The Company has not sent any Hazardous Material to a site that, pursuant to any Environmental Law: (a) has been placed or proposed for placement on the National Priorities List or any similar state list; or (b) is subject to or the source of an Order, demand or request from a Governmental Authority to take any Removal, Remedial or Response action or to pay for the costs of any such action at any location.

(g) The Company has not received any notice, Order, demand, inquiry, summons, complaint, directive, warning, request for information, notice of violation or other communication (“Environmental Notice”) in writing from any Governmental Authority, citizens’ group, employee or other Person, nor is either Seller aware of any other Environmental Notice, in each case claiming that the Company or its business is or may be liable for: (a) any actual or alleged violation of or noncompliance with any Environmental Law; (b) any actual or alleged obligation to undertake or bear the cost of any liabilities under any Environmental Law with respect to the Leased Property or any property or facility at or to which any Hazardous Material generated, manufactured, Stored, handled, imported, used or processed by the Company has been transported, Treated, Stored, transferred, Disposed, recycled or received; or (c) any personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material.

(h) There are and have been no underground or aboveground storage tanks or related piping, landfills, surface impoundments, sumps, dry wells, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells, monitoring wells, drinking water wells, floor drains, pits, ponds or lagoons located on, under or at any of the Leased Property, nor have any such structures or materials been removed from any of the Leased Property except in accordance with applicable Environmental Law.

(i) There has been no Release or Disposal of any Hazardous Material at, on, under, from or to the Leased Property or any other property or facility currently or formerly owned, leased or occupied by the Company in an amount or concentration that could reasonably be expected to require the Company to perform any notification, investigation, assessment, clean-up, Removal, Response, corrective or any other Remedial action or to pay for the cost of any such action under any Environmental Law.

(j) The Leased Property is not, and is not reasonably expected to be, subject to any Lien, environmental covenant, engineering or institutional control, activity and use limitation or other restriction, nor is the Company subject to any pending or existing Order, action, proceeding, investigation, settlement, schedule of compliance or other restriction under any Environmental Law

The Sellers have furnished to Buyer true and complete copies of: (a) all environmental reports, audits, assessments, correspondence or other documents pertaining to Hazardous Materials or Environmental Law prepared by or for the Sellers or the Company or in the possession or control of the Sellers or the Company with respect to the business or assets of the Company; and (b) all Permits issued to the Company by any Governmental Authority pursuant to any Environmental Law.

4.32 No Misrepresentations. Each of the Schedules to this Agreement is complete and correct. None of the Financial Statements or other documents provided to Buyer, or the representations and warranties of the Sellers contained in this Agreement or the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither seller has knowingly provided or made available to Buyer any information that is misleading or inaccurate in any material respect or knowingly withheld from or failed to disclose to Buyer any data, documents or other information that could result in a material adverse change.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE SELLERS REGARDING THE TRANSACTION

The Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Section 5 are true, complete and correct as of the Closing Date:

5.1 Authority and Capacity. Each Seller has full power, authority and capacity to execute, deliver, and perform such Seller’s obligations under this Agreement and each of the Transaction Documents to be executed and delivered by such Seller in connection herewith. This Agreement and each of the Transaction Documents to be executed and delivered by such Seller have been duly executed and delivered by such Seller, and each constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency and similar laws relating to debtor relief and general principles of equity.

5.2 No Conflicts. The execution, delivery and performance of this Agreement and each of the Transaction Documents to be executed and delivered by each Seller in connection herewith does not and will not: (a) conflict with or violate any Applicable Law or any Order to which such Seller is subject; or (b) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which such Seller is a party or by which such Seller is bound.

5.3 Consents. No Consent of, or declaration, registration or filing with, or notification to, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by each Seller, or the consummation of the Contemplated Transactions.

5.4 Ownership of Interests. Each Seller is the sole legal, record and beneficial owner of, and has good and valid title to, such Seller’s Interests free and clear of any restriction on transfer (other than under federal and state securities laws), Lien or adverse claim thereon. Upon transfer of the Interests to Buyer in accordance with this Agreement, Buyer will receive valid title to the Interests, free and clear of all Liens and adverse claims. No Seller is party to any option, warrant, right, Contract or other agreement or commitment granting such Seller the right to acquire, directly or indirectly, additional Membership Interests of the Company.

5.5 Brokers. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of either Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Contemplated Transactions.

SECTION 6

CLOSING DELIVERIES

6.1 Sellers’ Closing Deliveries. At or prior to the Closing, the Sellers shall deliver to Buyer, or cause to be delivered to Buyer:

(a) a certificate of an officer of the Company certifying as complete and accurate as of the Closing attached copies of the Company’s Charter Documents;

(b) original minute books and equity ledgers of the Company;

(c) a good standing certificate for the Company as of the most recent practicable date from the Secretary of State of its jurisdiction of formation and from each other state in which the Company is qualified to do business;

(d) evidence that all intercompany accounts, notes and receivables due to the Company from the Sellers, Service Providers, officers, directors or managers and any of their respective Affiliates have been repaid in full;

(e) a non-foreign person affidavit that complies with the requirements of Code §1445 from each Seller and a properly completed and executed IRS Form W-9 from each Seller;

(f) a flow of funds memorandum signed by each Seller;

(g) evidence acceptable to Buyer that the Company or the Sellers, as applicable, have received all Consents from the Persons set forth on Schedule 6.1(g);

(h) duly executed counterpart signature pages to the Assignment and Assumption Agreement;

(i) the Company shall have delivered to Buyer pay-off letters (the “Pay-Off Letters”) for the Indebtedness (excluding the Assumed Indebtedness) in a form reasonably acceptable to Buyer;

(j) duly executed counterpart signature page to the landlord waiver between the landlord of the Leased Property and JPMorgan Chase Bank, N.A.; and

(k) all other documents reasonably required by Buyer to consummate the Contemplated Transactions.

6.2 Buyer’s Closing Deliveries. At or prior to Closing, the Buyer shall deliver to Sellers, or cause to be delivered to Sellers:

(a) (i) the Cash Payment; (ii) the payment of the Indebtedness (excluding the Assumed Indebtedness) according to the terms of the Pay-Off Letters and Section 1.3(b); and (iii) the Class A Common Shares;

(b) duly executed counterpart signature pages to the Assignment and Assumption Agreement; and

(c) all other documents reasonably required by Buyer to consummate the Contemplated Transactions.

SECTION 7

COVENANTS AND AGREEMENTS

7.1 Release. Effective upon the Closing, each Seller, on behalf of such Seller and such Seller’s Affiliates, and each of their respective successors and assigns (each, a “Releasing Party”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Applicable Law, the Company, Buyer and their respective Affiliates, employees, officers, managers, directors and equityholders (each, a “Released Party”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasing Party ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising on or prior to the Closing and that relates to the Company or the Business. Each Releasing Party agrees not to, and agrees to cause, as applicable, his, her or its Affiliates and their respective managers, officers, directors, equityholders, partners, employees and Affiliates and each of their respective successors and assigns, not to, assert any such claims against the Released Parties.

(a) Covenant Not To Sue. The Releasing Parties shall not, and no one on their behalf shall, assert or file any claim, complaint, charge, suit or action against any Released Party arising out of any matter released pursuant to this Section 7.1. In the event that any claim, complaint, charge, suit or action is asserted or filed against a Released Party in breach hereof, such Released Party shall be entitled to recover its costs, fees or expenses, including reasonable attorney fees and costs at trial and on appeal, incurred in defending against such action from the Releasing Party.

(b) Additional Facts; Investigation. The Releasing Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any and all of the claims released in this Section 7.1 and no such additional fact shall affect the validity or enforceability of the releases contained in this Section 7.1. The Releasing Parties acknowledge that they are fully informed and aware of their rights to receive independent legal advice regarding the advisability of such releases and have received such independent legal advice as they deem necessary with regard to the advisability thereof. The Releasing Parties further acknowledge that they have made an investigation of the facts pertaining to such releases as they have deemed necessary, and, further, acknowledge that they have not relied upon any statement or representation of others.

7.2 Acknowledgments by the Sellers. Each Seller acknowledges and agrees that, as a result of such Seller’s relationship with the Company, such Seller: (a) was afforded access to Confidential Information which could have an adverse effect on Buyer, the Company and their respective businesses if it is disclosed, and that, as a condition to the consummation of the Contemplated Transactions, it is reasonable and necessary for such Seller to promise and agree, subject to the terms and conditions herein, not to disclose such Confidential Information; and (b) has knowledge and expertise in the Business that is special and unique, and that, as a condition to Buyer’ consummation of the Contemplated Transactions, it is reasonable and necessary for such Seller to promise and agree, subject to the terms and conditions herein, not to compete or interfere with the conduct of the Business. Each Seller further acknowledges and agrees that the benefits provided to such Seller under this Agreement constitute good and sufficient consideration for the agreements and covenants in this Section 7.

7.3 Nondisclosure of Confidential Information. Each Seller covenants and agrees that, from and after the Closing Date, such Seller shall not disclose or use, directly or indirectly, any Confidential Information. “Confidential Information” means: (a) all information belonging to, used by, or which is in the possession of, the Company or such Seller relating to the Business, the Company or the Parent, specifically including information relating to the Company’s or Parent’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, Service Provider compensation, computer software and hardware, inventions, developments, or trade secrets; (b) all information relating to the acquisition of the Company by Buyer hereunder and the transactions contemplated hereby, including all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement or any Transaction Document or the issuance of the Class A Common Shares. Each Seller acknowledges that all of the Confidential Information is, and after the Closing will continue to be, the exclusive proprietary property of the Company, whether or not prepared in whole or in part by such Seller and whether or not disclosed to or entrusted to the custody of such Seller.

7.4 Noncompetition. Each Seller covenants and agrees that until the fifth anniversary of the Closing Date (the “Noncompetition Period”), such Seller will not, directly or indirectly, whether or not for consideration: (a) solicit business from, or otherwise compete with the Company for the business of, any current or prospective customer of the Company for the purchase of services or products the same as or substantially similar to, or which may be otherwise used in substitution for, products or services manufactured, sold or provided by the Company anywhere in the United States (the “Restricted Territory”); (b) operate, control, advise, be engaged by, perform any consulting services for, invest in or otherwise become associated in any capacity with, any business or Person, who or which, at any time during the Noncompetition Period, competes with the Company anywhere in the Restricted Territory; or (c) engage in any practice the purpose of which is to evade the provisions of this covenant.

7.5 Noninterference. Each Seller covenants and agrees that during the Noncompetition Period, such Seller will not, directly or indirectly: (a) solicit, induce or attempt to solicit or induce, whether or not for consideration, any Service Provider to terminate his or her relationship with the Company; (b) hire or retain, as applicable, any Service Provider; or (c) induce or attempt to induce any licensor, customer, supplier or contractor of the Company to terminate or adversely change its relationship with such Acquired Company or otherwise interfere with any relationship between the Company and any of its licensors, customers, suppliers or contractors.

7.6 Nondisparagement. Each Seller covenants and agrees that, from and after the Closing Date, such Seller shall not, directly or indirectly, at any time make negative comments or otherwise disparage Buyer, the Company or any of their respective officers, directors, managers, employees, equityholders, agents, products or services.

7.7 Equitable Relief. Each Seller agrees that money damages alone will not be a sufficient remedy for any breach of the provisions of this Section 7, and that, in addition to all other remedies, Buyer will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, without posting bond or other surety.

7.8 Reformation of Agreement. If any of the covenants contained in this Section 7, or any portion thereof, is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that each Seller shall be subject to nondisclosure, noncompetition, noninterference or other covenants, as applicable, that are reasonable under the circumstances and are enforceable by Buyer.

7.9 Reasonableness of Terms. Buyer and each Seller stipulate and agree that the covenants and other terms contained in this Section 7 are reasonable in all respects, including time period, geographical area and scope of restricted activities, that Buyer would not have purchased the Acquired Interests had the Sellers not agreed to these covenants, and that the restrictions contained herein are designed to protect the businesses of Buyer and the Company and ensure that the Confidential Information is protected and that neither Seller engages in unfair competition or solicitation against the Company.

SECTION 8

TAX MATTERS

8.1 Apportionment of Taxes. All Taxes and Tax Liabilities with respect to the Company that relate to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes that are either: (i) based upon or measured by reference to income, receipts, profits, capital or net worth (including sales and use Taxes), (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) other than Transfer Taxes (as defined below), or (iii) required to be withheld, the amount of such Taxes allocated to the Pre-Closing Tax Period shall be deemed equal to the amount that would be payable if the Company’s Tax period ended at the end of the day on the Closing Date; and (b) in the case of Taxes imposed on a periodic basis with respect to the Company other than those described in clause (a), the amount of such Taxes allocated to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. The Sellers will be solely liable for, and will timely pay, all Taxes and Tax Liabilities allocable to the Pre-Closing Tax Period of the Company, including any portion of a Straddle Period allocable or apportioned to the Pre-Closing Tax Period, except to the extent included in Indebtedness.

8.2 Transfer Taxes. The Sellers shall be responsible for and shall pay all sales, use, transfer, real property transfer, documentary, recording, gains, equity transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected pursuant to this Agreement. The Sellers will timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes.

8.3 Tax Returns. Buyer shall prepare, or cause to be prepared, at the sole cost and expense of Buyer, all Tax Returns required to be filed by the Company after the Closing Date, whether with respect to a Pre-Closing Tax Period, Straddle Period or a Post-Closing Tax Period.

8.4 Cooperation on Tax Matters. Following the Closing, each Seller and Buyer shall, and Buyer shall cause the Company to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with any Proceeding with respect to Taxes of the Company or the preparation of any Tax Return of the Company. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax matter or required by the Code or other Applicable Law and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Seller and Buyer agree to: (a) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or either Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority; (b) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and allow such other party to take possession of such books and records; (c) upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions); and (d) upon request, provide the other party with all information that any party may be required to report pursuant to the Code and all regulations promulgated thereunder.

8.5 Controversies.

(a) Buyer shall notify the Sellers of the receipt by Buyer or the Company of written notice of any Proceedings from any Taxing Authority with respect to Taxes of the Company for which the Sellers would be required to indemnify any Buyer Indemnified Party pursuant to this Agreement (any such Proceeding, a “Tax Matter”). The Sellers may, at their own expense, participate in and, upon notice to Buyer, assume the defense of any such Tax Matter relating solely to a Tax period ending on or before the Closing Date (but not a Straddle Period, which is governed by Section 8.5(b)). If the Sellers assume such defense, the Sellers shall have the authority, with respect to such Tax Matter, to represent the interests of the Company before the relevant Taxing Authority and shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein. Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Sellers. The Sellers shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects or may adversely affect the Tax Liability of Buyer, the Company or any Affiliate of either of the foregoing for any Post-Closing Tax Period, including any Straddle Period, without the prior written consent of Buyer. The Sellers shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow Buyer or Buyer’ counsel to consult with the Sellers regarding the conduct of or positions taken in any such Proceeding and to be present at any meetings or Proceedings with the relevant Taxing Authority.

(b) Buyer has the right to represent the interests of the Company before the relevant Taxing Authority with respect to any Proceeding or other similar event relating to a Straddle Period (a “Straddle Period Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. Further, if the Sellers decline to represent the Company in any Tax Matter pursuant to Section 8.5.4(a), the provisions of this Section 8.5.4(b) shall control as if such Tax Matter were a Straddle Period Tax Matter.

8.6 Tax Treatment. Buyer, for itself and its Affiliates, and the Sellers agree that the Contemplated Transactions shall be treated and reported by the parties hereto for U.S. federal income Tax purposes (and to the extent applicable, state, local and non-U.S. income Tax purposes) as follows: (i) with respect to the receipt of the Class A Common Shares, a contribution by the Sellers of a pro rata portion of the Interests in exchange for the Class A Common Shares (with such pro rata portion of the Interests being immediately contributed to Buyer), and (ii) with respect to the purchase and sale of the remaining portion of the Interests, consistent with Situation 2 of IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (A) from Buyer’s perspective, the purchase of an undivided interest in each asset of the Company in exchange for the Purchase Price (other than the Class A Common Shares) in a transaction governed by Code §1001 and (B) from the Sellers’ perspective, the sale of partnership interests in a transaction governed by Code §741 and Code §751. Buyer, for itself and its Affiliates, and the Sellers further agree to prepare and file or cause to be prepared and filed all Tax Returns in all respects and for all purposes consistent with such Tax treatment, and none of Buyer, the Sellers or any of their respective Affiliates shall take a position inconsistent with the preceding sentence for any Tax purposes. No later than thirty (30) days after the determination of the Final Post-Closing Adjustment, Buyer will prepare and deliver to the Sellers a schedule (the “Tax Allocation Schedule”) allocating the Purchase Price (other than the Class A Common Shares), plus (without duplication) any assumed liabilities and other relevant items, among the assets of the Company in accordance with the applicable principles of Code §§741, 751 and 1060 and the Treasury Regulations promulgated thereunder and the methodology set forth on Schedule 8.6 (such allocation, if and as finally determined, the “Tax Allocation”). If the Sellers object to any item on any such Tax Allocation Schedule, the Sellers shall, within twenty (20) days after delivery of such Tax Allocation Schedule, notify Buyer in writing that they so object, specifying with particularity any such disputed item and stating the specific factual or legal basis for any such objection. If no notice of objection shall be duly delivered, the allocation set forth in the Tax Allocation Schedule shall be the final Tax Allocation. If a notice of objection shall be timely delivered, Buyer and the Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such disputed items within thirty (30) days and (i) if Buyer and the Sellers are able to agree to resolution of all such disputed items, the allocation in the revised Tax Allocation Schedule shall be the final Tax Allocation or (ii) if Buyer and the Sellers are unable to agree to resolution of such disputed items within such thirty (30) day period, Buyer and the Sellers shall submit all disputed items to the Independent Accountants for their resolution and determination and the provisions of Section 1.6(c) shall apply, mutatis mutandis. The resolution and determination by the Independent Accountants shall be final and binding on Buyer, the Company and the Sellers and their respective Affiliates. Buyer and the Sellers (and their respective Affiliates) agree to file all Tax Returns using the final Tax Allocation, and none of them shall take a contrary position on any Tax Return unless otherwise required by Applicable Law.

8.7 Conflicts. The provisions of this Section 8, to the extent they conflict with any provision in Section 9, supersede the provisions of Section 9. To the extent the provisions of this Section 8 do not conflict with the provisions of Section 9, the provisions of this Section 8 shall be read in concert with, and shall supplement, the provisions of Section 9.

SECTION 9

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the parties in this Agreement shall survive the Closing for a period of two (2) years; provided, that the Fundamental Representations shall survive the Closing for a period of six (6) years. Any investigation made by a party shall not be deemed to affect such party’s reliance on the representations and warranties made by the other party(ies) and shall not be deemed to be a waiver of indemnity as provided herein. All covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms.

9.2 Indemnification by the Sellers. In addition to any rights Buyer may otherwise have at law or in equity, the Sellers shall, jointly and severally, defend, indemnify and hold harmless the Company, Buyer, Parent and their respective managers, officers, directors, employees, agents, consultants, representatives, advisers, equityholders, partners, Affiliates and successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and pay or reimburse the Buyer Indemnified Parties for any and all Losses resulting from, relating to, or arising directly or indirectly out of:

(a) any inaccuracy in or breach of any representation or warranty made by either Seller in this Agreement or in any Transaction Document delivered by either Seller;

(b) any breach of any covenant or obligation of either Seller in this Agreement or in any Transaction Document delivered by either Seller;

(c) any Indebtedness or Selling Expenses, to the extent not taken into account in the determination of the Purchase Price pursuant to Section 1.2;

(d) except to the extent included in Indebtedness, any Taxes of the Company for any Pre-Closing Tax Period (including the portion of any Straddle Period that constitutes a Pre-Closing Tax Period);

(e) related to, arising out of or caused by any withdrawal liability under Title IV of ERISA resulting from the transactions contemplated by this Agreement; and/or

(f) related to, arising out of or caused by any item or matter set forth on Schedule 9.2(f).

9.3 Indemnification by Buyer. In addition to any rights the Sellers may otherwise have at law or in equity, Buyer shall, jointly and severally, defend, indemnify and hold harmless the Sellers and their respective managers, officers, directors, employees, agents, consultants, representatives, advisers, equityholders, partners, Affiliates and successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and pay or reimburse the Seller Indemnified Parties for any and all Losses resulting from, relating to, or arising directly or indirectly out of:

(a) any inaccuracy in or breach of any representation or warranty made by either Buyer in this Agreement or in any Transaction Document delivered by either Buyer; and/or

(b) any breach of any covenant or obligation of either Buyer in this Agreement or in any Transaction Document delivered by either Buyer.

9.4 Claims.

(a) Third-Party Claims. If any Proceeding is instituted or any claim is asserted by a third party (each, a “Third-Party Claim”) for which one of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, may be entitled to indemnity (such party(ies) entitled to indemnity is referred to as the “Indemnified Party”), such Indemnified Party shall give the Sellers or Buyer, as applicable (such indemnifying party(ies) being referred to as the “Indemnifying Party”), written notice thereof. If a Third-Party Claim is made against an Indemnified Party and if (i) the Indemnifying Party irrevocably admits to the Indemnified Party in writing its obligation to indemnify the Indemnified Party for all liabilities and obligations relating to such Third-Party Claim, (ii) no claim for injunctive relief is being made against the Indemnified Party, and (iii) such Third-Party Claim does not involve any Governmental Authority, the Indemnifying Party may elect to assume and control the defense thereof with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party by providing the Indemnified Party with written notice within fifteen (15) days after the Indemnifying Party’s receipt from the Indemnified Party of notice of the Third-Party Claim. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, that the Indemnified Party’s expenses of counsel shall be an indemnified Loss for purposes of this Section 9 if such counsel reasonably concludes that a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party that would make separate representation advisable. If the Indemnifying Party so assumes the defense of any Third-Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include, at the cost of the Indemnifying Party, the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party has assumed the defense of a Third-Party Claim, (i) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (ii) the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnified Party’s prior written consent, provided that the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnifying Party may recommend and which by its terms releases the Indemnified Party from any liability in connection with such Third-Party Claim without cost or expense and without any admission of violation, injunction or agreement to take or restrain from taking any action. To the extent the defense of any Third-Party Claim is not assumed by the Indemnifying Party or the Indemnifying Party is not eligible to assume the defense with respect to such Third-Party Claim, the Indemnifying Party and its Affiliates shall reasonably cooperate with the Indemnified Party in connection with the defense of such Third-Party Claim. For the avoidance of doubt, the Indemnified Party shall continue to be entitled to indemnification with respect to a Third-Party Claim the defense of which is not assumed or is not eligible to be assumed by the Indemnifying Party.

(b) Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by an Indemnified Party providing notice to the Indemnifying Party and shall be paid promptly after such notice.

SECTION 10

MISCELLANEOUS

10.1 Publicity. Buyer may issue a press release announcing the consummation of the Contemplated Transactions. Except as set forth in the foregoing sentence, no party may issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of Buyer and the Sellers.

10.2 Further Assurances. In case at any time after Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the Contemplated Transactions, each party will take such further action (including the execution of such further documents and instruments) as the other party may reasonably request. The Sellers will cooperate with Buyer and their counsel in the contest or defense of, and provide any testimony and access to their books and records in connection with, any Proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, practice or situation before the Closing Date involving the Company.

10.3 No Third-Party Beneficiaries. This Agreement (other than Section 9.2 or Section 9.3 with respect to Indemnified Parties) shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.4 Entire Agreement. This Agreement and the Transaction Documents are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of this Agreement, other than those included herein or in the agreements and documents referred to in this Agreement.

10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other parties; provided that Buyer may assign its rights hereunder to an Affiliate or to any successor to substantially all of its respective businesses and may collaterally assign its rights with respect to this Agreement and the Contemplated Transactions to their lender(s).

10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if signed by the respective Person giving such notice (in the case of any entity the signature shall be by an authorized agent thereof) upon receipt of hand delivery, delivery by certified or registered mail (return receipt requested), or delivery by electronic transmission, or the next business day after deposit with a nationally recognized overnight delivery service, addressed as follows:

If to Buyer:	CAD Enterprises, Inc. c/o Crawford United Corporation 10514 Dupont Avenue Cleveland, Ohio 44108 Attention: John P. Daly

Email: jdaly@crawfordunited.com
with a copy to:	Calfee, Halter & Griswold LLP 1405 East Sixth Street Cleveland, Ohio 44114 Attention: Terrence F. Doyle Email: tdoyle@calfee.com

If to either Seller:	c/o The Crawford Group 6065 Parkland Boulevard Cleveland, Ohio 44124 Email: teri@crawgroup.com

with a copy to:	Shapero Green LLC 25101 Chagrin Blvd., Suite 200 Beachwood, Ohio 44122 Attention: Brian J. Green Email: bgreen@shaperolaw.com

Such names and addresses may be changed by the giving of a notice as provided herein.

10.9 Governing Law; Venue; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio exclusive of the conflict of law principles thereof. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 10.8, and service so made shall be complete as stated in such Section. Each party hereto agrees that any claim relating to this Agreement shall be brought solely in the state or federal courts located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or Proceeding so commenced are hereby expressly waived by all parties hereto. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTES OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND A TRIAL BY JURY.

10.10 Waivers. No waiver hereunder shall be valid unless the same shall be in writing and signed by all of the parties giving the waiver. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Severability. Except as provided in Section 7.8, any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12 Expenses. Except to the extent otherwise specifically provided herein, each party will be responsible for the fees and expenses it incurs in connection with the Contemplated Transactions.

10.13 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean “including, without limitation” or “including, but not limited to”.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Closing Date.

CAD ENTERPRISES, INC.

By:	/s/ John P. Daly
Name: John P. Daly
Its: Vice President

KT ACQUISITION LLC dba KOMTEK FORGE

By:	/s/ John P. Daly
Name: John P. Daly
Its: Vice President

FRANCIS PARK, LLC

By:	/s/ Teri Brenkus
Name: Teri Brenkus
Its: Chief Financial officer

/s/ Mary Crawford
Mary Crawford

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A

Definitions

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person; (b) that has the power directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; or (c) any relative by blood or marriage of any such Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Membership Interests, by contract, or otherwise.

“Applicable Law” means, with respect to any Person, any and all federal, national, state, regional, local, municipal or foreign laws, common law, statutes, rules, regulations, codes, ordinances, franchises, licenses, permits, or Orders, which are or may be applicable to such Person.

“Business” means (a) the business of manufacturing and forging of products using ferrous and non-ferrous alloys for applications in the aerospace, industrial gas turbine, medical prosthetics, alternative energy, petrochemical, and defense industries, or (b) any other business conducted or contemplated to be conducted by the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Cleveland, Ohio are authorized or obligated by Applicable Law to close.

“Cash” means the cash and cash equivalents of the Company, plus checks presented by the Company for deposit but not yet credited to deposit accounts, minus the amount of any outstanding checks issued by the Company but not yet cashed or withdrawals in transit, minus cash held in escrow by the Company as a security or other deposit, held on behalf of a customer or if such use is restricted by Applicable Law.

“Charter Documents” mean a Person’s formation or other governing documents, including, as applicable, its certificate or articles of incorporation, bylaws, code of regulations, articles of organization, operating agreement, certificate of limited partnership, partnership agreement and joint venture agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Company Plan” means any Plan (whether written or oral) to which the Company contributes or contributed to, is or was a party to, is or was bound by or could reasonably be expected to have liability (whether known, accrued, absolute, contingent, liquidated or otherwise) with respect to, and under which directors, managers, employees, independent contractors, consultants or other members of the workforce of the Company are or have been eligible to participate or derive a benefit.

“Consent” means any approval, consent, ratification, waiver, or other authorization of, any Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Contract” means any commitment, understanding, arrangement, lease, pledge, permit, mortgage, indenture, note, bond, license, agreement, purchase or sale order, promise or similar arrangement, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned to them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state or local law; provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

“Earnings” means the Company’s earnings from the Business less all expenses attributable to the Business, including cost of goods sold, administrative expenses, operating expenses, depreciation, interest and taxes.

“EBITDA” means the Earnings before interest, taxes, depreciation and amortization.

“Environmental Law” means any law, Order or Permit relating to contamination, pollution or the protection of human health or the environment, including soil, land surface or subsurface strata, surface water (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient or indoor air, plant and animal life and any other environmental medium or natural resource, public or worker health and safety or to the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation, Release or threatened Release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is a member of a controlled group of companies or under common control, or is otherwise treated as a single employer, with the Company in accordance with Code § 414, including §§ 414(b), (c) or (m).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.4, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.13, the second sentence of Section 4.25(a), Section 4.25(b), Section 4.27, Section 4.30(a), Section 4.31, Section 5.1, Section 5.4 and Section 5.5.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Government Bid” means any offer made by the Company which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, including prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above.

“Governmental Authority” means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is regulated under law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any law, including any mixture or solution thereof, and specifically including: (a) petroleum and all petroleum derivatives thereof or synthetic substitutes therefor (including crude oil or any fraction thereof, gasoline or diesel fuel, all forms of natural gas, and petroleum products, by-products or waste); (b) polychlorinated biphenyls; (c) asbestos and asbestos containing materials (whether friable or non-friable); (d) lead and lead-based paint or other lead containing materials (whether friable or non-friable); (e) urea formaldehyde; (f) microbiological pollutants; (g) batteries or liquid solvents or similar chemicals; (h) radon gas; (i) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; (j) radioactive material or waste; (k) infectious waste; and (l) per- and polyfluoroalkyl substances, regardless of whether any of the foregoing is specifically listed or designated as a hazardous substance, hazardous waste or hazardous material under any Environmental Law.

“Indebtedness” means, in regard to the Company, as at any date of determination thereof (without duplication): (a) all obligations for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness or other obligation (economic, indemnification or otherwise) evidenced by any mortgage, note, bond, debenture, asset or equity purchase agreement, or other debt security (including any notes, deferred purchase price, earnout payments or contingent obligations related to the acquisition of a business); (c) letters of credit or surety bonds (but only to the extent such letters of credit or surety bonds have been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) any lease obligations required to be capitalized in accordance with GAAP; (e) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance, letters of credit or similar transactions; (f) all customer deposits, unearned revenue, billings in excess of costs, and deferred revenue obligations; (g) all unpaid Taxes as of the Closing Date; (h) all earned (whether accrued or not) (i) incentive compensation amounts, (ii) commission amounts, (iii) deferred compensation liability amounts (including any such Liability relating to any profit sharing plan), and (iv) defined benefit/contribution plan liabilities that have been or should have been accrued for, or are payable to employees (and not earned as a result of the transactions described in this Agreement); (i) all obligations for the deferred purchase price of property and all conditional sale obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business); (j) any obligations with respect to the termination of any interest rate hedging or swap agreements; (k) all obligations of the type referred to in clauses (a) through (j) of any Person for the payment of which the applicable Person is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise; (l) obligations of the type referred to in clauses (a) through (k) of other Persons secured by any Lien on any asset of the Company, but only to the extent of the value of the property or asset that is subject to such Lien; and (m) obligations of the type referred to in clauses (a) through (k) owed by such Person to an Affiliate of such Person or vice versa.

“Intellectual Property Rights” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, email addresses, and social media account or user names (all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto), trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans and logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, including copyrights in mask works and registrations and applications for registration thereof; (d) any intellectual property rights in computer software, data, data bases and documentation thereof, including all source code, object code, application programming interfaces, specifications, and other documentation thereof; and (e) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information).

“IRS” means the Internal Revenue Service.

“Lease” means that certain Lease Agreement, dated May 17, 2016, by and between Seller Francis Brookpark, LLC, an Ohio limited liability company with respect to the Leased Property.

“Leased Property” means the real property located at 40 Rockdale Street, Worcester, Massachusetts 10606.

“Liability” and “Liabilities” means any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise.

“Lien” means any lien, charge, condition, easement, adverse claim, right of first refusal, restriction, mortgage, security interest, option, pledge, title defect or any other restriction in the nature of or attendant to a security interest, or any other encumbrance of any kind, nature or description whatsoever.

“Losses” means any and all damage (including incidental, consequential, special or indirect (including loss of revenue, diminution in value and any based on any type of multiple), and punitive), obligation, payment, cost, expense, injury, judgment, penalty, fine, fee, Tax, loss of Tax benefit, interest or other loss of any kind or nature whatsoever (including costs of preparation, investigation, prosecution or defense of Proceedings and the settlement thereof, reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith, and amounts paid in settlement and judgments), and any damages or amounts of any kind payable to third parties that may be imposed or otherwise incurred. The determination of the amount of the Losses shall be made without regard to materiality, material adverse change or other similar qualifications.

“Material Adverse Effect” means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, has had or is reasonably likely to have, a material adverse change in or effect on the business, assets or condition (financial or otherwise) of the Company or the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact: (a) results from, arises out of, or relates to a general deterioration in the economy; (b) results from, arises out of, or relates to the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a war or the occurrence of any other similar calamity or crisis, including acts of terrorism; (c) results from, arises out of, or relates to any change in accounting requirements or principles imposed upon the Company or its business or any change in law, or the interpretation thereof; or (d) affects companies in the industry the Company conducts its business generally, to the extent not disproportionately affecting the Company; provided further, that the COVID-19 pandemic shall not, in and of itself, constitute a Material Adverse Effect.

“Material Contracts” means each of the following, whether oral or written: (a) all Contracts requiring payments, or potential payments, to or from the Company in the aggregate in excess of $10,000.00; (b) all Contracts of the Company with a remaining term in excess of six months; (c) all loan, financing, security, guaranty or other Contracts evidencing or relating to Indebtedness or Liens of the Company; (d) all Contracts relating to Company Plans; (e) all management, employment, severance, confidentiality, noncompetition or agency Contracts of the Company; (f) all labor Contracts and collective bargaining Contracts of the Company; (g) all Contracts containing covenants that (i) limit or purport to limit the Company’s ability to engage in any line of business or to compete with any Person or restrict it from disclosing any information, or (ii) provide for a “most-favored nation” pricing agreement, special warranties, rebate arrangements, cooperative arrangements, mark-down arrangements, penalty provisions related to nonperformance of service requirements, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier of the Company; (h) all Contracts relating to Intellectual Property Rights of the Company; (i) all Contracts with customers, suppliers, dealers, distributors or sales representatives of the Company; (j) all Contracts pursuant to which the Company leases Service Providers, real property or personal property; (k) all Tax-sharing

Contracts to which the Company is a party; (l) all Contracts entered into outside of the Ordinary Course of Business; (m) all Contracts pursuant to, or under which, any equityholders, directors, officers or managers of the Company, or any Affiliate of any of the foregoing: (i) provides or causes to provide any assets, services or facilities used in or is useful to the Business; or (ii) receives any assets, services or facilities from the Company; and (n) all other Contracts not included above that are material to the conduct and operation of the Business.

“Membership Interests” means the membership interests or units of the Company and any other interest that confers on a Person the right to receive a share of the profits, losses or distribution of assets of the issuing Person.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of the Business consistent with the Company’s past custom and practice (including with respect to quantity and frequency).

“Parent” means Crawford United Corporation, an Ohio corporation.

“Person” means an individual, a partnership, a corporation, a limited liability Company, an association, a joint stock Company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Plan” means (in each case, whether written or oral): (a) all employee Company Plans (as defined in Section 3(3) of ERISA); (b) all bonus (including transaction bonus), incentive compensation, equity or equity-based, equity appreciation right, phantom equity, restricted equity, performance equity, employee equity ownership, equity purchase, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, savings, pension, money purchase, target benefit, cash balance, excess benefit, supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, medical, dental, vision, severance, change in control, multiple employer welfare, supplemental unemployment compensation, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, Contracts, commitments, practices, and associations including any trust, escrow or other agreement related thereto and any similar plans, programs, policies, Contracts, commitments and practices; and (c) all employee Company Plans pursuant to foreign laws.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that begins on the day after the Closing Date shall constitute a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

“Proceeding” means any action, claim, arbitration, mediation, audit, hearing, investigation, examination, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Release” means any direct or indirect release, spill, pumping, pouring, emission, emptying, discharge, dispersal, injection, placing, escape, leaking, leaching, migration, dumping, deposit or Disposal on or into any building, facility or the environment, whether intentional or intentional, known or unknown.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., RCRA and other comparable laws, whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority might seek to require of third parties under “removal,” “remedial” or other “response” actions.

“Selling Expenses” means any and all (whether or not disclosed): (a) unpaid costs, fees and expenses of outside professionals incurred by the Sellers or the Company in connection with the consummation of the Contemplated Transactions, including all legal fees, accounting, tax, management or other similar fees, investment banking fees and expenses (including such fees and expenses payable to the Sellers or their Affiliates); (b) the amount of any unpaid director or management fees or expenses related to the period of time prior to and including the Closing Date (whether accrued or unaccrued); and (c) unpaid change in control, transaction bonus, phantom equity, equity appreciation right or other equity-like Contract, severance payment or other similar obligations of the Company. “Service Provider” means an employee or independent contractor utilized by the Company at any time on or prior to the Closing Date.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, equity, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or unclaimed property or other tax assessment or charge of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person by reason of Contract, assumption, transferee Liability, operation of law, §1.1502-6 of the Treasury regulations (or any predecessor or successor thereof, or any analogous or similar provision under Applicable Law), or otherwise.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other Governmental Authority exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means all Contracts, certificates and instruments (other than this Agreement) delivered by any party in connection with the Contemplated Transactions.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and all rules and regulations adopted pursuant thereto, and each similar local, state and foreign laws and all rules and resolutions adopted pursuant thereto.